CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-256702 on Form N-2 of our report dated February 28, 2024, relating to the financial statements and financial highlights of Blackstone Long-Short Credit Income Fund appearing in the Annual Report on Form N-CSR of Blackstone Long-Short Credit Income Fund for the year ended December 31, 2023, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

February 28, 2024